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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO.            )*
                                         -----------

                         Lions Gate Entertainment Corp.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    535919203
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                                 (CUSIP Number)

                                  June 27, 2002
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)
[X]   Rule 13d-1(c)
[ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 535919203

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            1.    Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  Mark Cuban
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            2.    Check the Appropriate Box if a Member of a Group (See
                  Instructions)

                  (a)

                  (b)
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            3.    SEC Use Only

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            4.    Citizenship or Place of Organization    United States

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Number of         5.    Sole Voting Power
Shares
Beneficially            2,484,548
Owned by          --------------------------------------------------------------
Each Reporting    6.    Shared Voting Power
Person With
                        None
                  --------------------------------------------------------------
                  7.    Sole Dispositive Power

                        2,484,548
                  --------------------------------------------------------------
                  8.    Shared Dispositive Power

                        None
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            9.    Aggregate Amount Beneficially Owned by Each Reporting Person

                  2,484,548
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            10.   Check if the Aggregate Amount in Row (9) Excludes Certain
                  Shares (See Instructions)
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            11.   Percent of Class Represented by Amount in Row (9) 11.

                  5.8%
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            12.   Type of Reporting Person (See Instructions)

                  IN
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                                      -11-
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ITEM 1.

         (a)      Name of Issuer: Lions Gate Entertainment Corp.


         (b)      Address of Issuer's Principal Executive Offices:

                  Suite 3123, Three Bentall Center, 595 Burrard Street Vancouver, British Columbia V7X 1J1


ITEM 2.

         (a)      Name of Person Filing: Mark Cuban

                  Address of Principal Business Office or, if none, Residence:

         (b)      5424 Deloache
                  Dallas, Texas  75220

         (c)      Citizenship: United States

         (d)      Title of Class of Securities: Common Stock

         (e)      CUSIP Number: 535919203



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a)     [ ]            Broker or dealer registered under section 15 of
                                 the Act (15 U.S.C. 78o).
          (b)     [ ]            Bank as defined in section 3(a)(6) of the Act
                                 (15 U.S.C. 78c).
          (c)     [ ]            Insurance company as defined in section
                                 3(a)(19) of the Act (15 U.S.C. 78c).
          (d)     [ ]            Investment company registered under section 8
                                 of the Investment Company Act of 1940 (15 U.S.C
                                 80a-8).
          (e)     [ ]            An investment adviser in accordance with
                                 Section 240.13d-1(b)(1)(ii)(E);
          (f)     [ ]            An employee benefit plan or endowment fund in
                                 accordance with Section 240.13d-1(b)(1)(ii)(F);
          (g)     [ ]            A parent holding company or control person in
                                 accordance with Section 240.13d-1(b)(1)(ii)(G);
          (h)     [ ]            A savings associations as defined in Section
                                 3(b) of the Federal Deposit Insurance Act (12
                                 U.S.C. 1813);
          (i)     [ ]            A church plan that is excluded from the
                                 definition of an investment company under
                                 section 3(c)(14) of the Investment Company Act
                                 of 1940 (15 U.S.C. 80a-3);
          (j)     [ ]            Group, in accordance with Section
                                 240.13d-1(b)(1)(ii)(J).



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ITEM 4.       OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned: 2,484,548 shares

         (b)      Percent of class: 5.8%.

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote

                           2,484,548

                  (ii)     Shared power to vote or to direct the vote

                           (None)

                  (iii)    Sole power to dispose or to direct the disposition of

                           2,484,548

                  (iv) Shared power to dispose or to direct the disposition of

                           (None)


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.


ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not applicable.


ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.


ITEM 9.       NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

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ITEM 10.      CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       Date:    July 2, 2002


                                       /s/ Mark Cuban
                                       -----------------------------------------
                                       Mark Cuban